Exhibit 99.2
Secured Promissory Note

US$20,000,000 Dated:	March 28, 2007
     FOR VALUE RECEIVED, the undersigned, Battle Mountain Gold Exploration Corp., a Nevada corporation (“Battle Mountain”), and BMGX (Barbados) Corporation, a Barbados corporation (collectively with Battle Mountain, the “Borrowers”), hereby promise to pay to the order of Royal Gold, Inc., a Delaware corporation (the “Lender”), the principal sum of TWENTY MILLION DOLLARS (US$20,000,000), or so much thereof as has been advanced hereunder and evidenced on the grid attached hereto as Schedule 1, together with interest from the date hereof as set forth in the terms of this secured promissory note (this “Note”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Bridge Loan Agreement (as defined below).
     This Note is executed and delivered in connection with that certain Bridge Finance Facility Agreement, dated as of the date hereof, between the Borrowers and the Lender (the “Bridge Loan Agreement”), and reference is hereby made to the Bridge Loan Agreement and the Credit Facility Documents for the benefits, security interests, and terms and conditions under which the loans evidenced by this Note were made and are required to be repaid.
The terms of the Bridge Loan Agreement, the Credit Facility Documents, and this Note shall supersede the terms of that certain US$13,914,552.39 Promissory Note, dated March 23, 2007, issued by Battle Mountain to the Lender (the “Interim Note”), and such Interim Note shall be terminated, canceled, and replaced by this Note.
     1. Payment and Interest
     The term of this Note shall commence as of the date hereof and, if not sooner paid, the entire unpaid principal indebtedness, all accrued and unpaid interest, and all other sums payable in connection with this Note shall be due and payable in full on the Final Maturity Date or such earlier date as provided for by the Bridge Loan Agreement.
     The Lender is irrevocably authorized to endorse on the grid attached hereto as Schedule 1, or on a continuation thereof, the date and amount of each Advance evidenced hereby and the date and amount of each payment or prepayment of principal thereof in accordance with the Bridge Loan Agreement; provided that the failure of Lender to make, or any error in making, any such recordation or endorsement shall not affect the obligations of the Borrowers hereunder or under the Bridge Loan Agreement. All such notations shall constitute prima facie evidence of the accuracy of the information so recorded and be enforceable against the Borrowers with the same force and effect as if such amounts were each set forth in a separate note executed by each Borrower.

     During the period commencing on the date hereof and continuing until this Note is paid in full, interest on the principal balance of this Note shall accrue at the rate of LIBOR plus three percent (3%) per annum (the “Interest Rate”). For purposes of this Note, “LIBOR” shall mean the rate of interest per annum determined on the basis of the rate for deposits in US Dollars in minimum amounts of at least $500,000 for a period equal to three months which appears in the Money and Investing section of the Wall Street Journal on the date hereof (rounded upward, if necessary, to the nearest 1/100th of 1%). If any payment is not paid when due hereunder or within three (3) days thereafter, then the entire outstanding principal balance of this Note shall bear interest from the date such payment was due until such payment is paid in full, such interest to be at a rate equal to LIBOR plus five percent (5%) per annum (the “Default Rate”). Interest shall be calculated on a daily rate equal to 1/360th for the actual number of calendar days elapsed in each interest calculation period. Interest shall accrue through and be payable in full on the Final Maturity Date or such earlier date as provided for by the Bridge Loan Agreement.
     The Borrowers may prepay this Note in whole or in part, at any time upon two (2) Business Days’ advance written notice.
     All payments of principal, interest, and any other amounts due under or in connection with this Note shall be made by the Borrowers to the Lender free and clear of, and without deduction or withholding for, any and all present and future taxes, levies, duties or withholdings of any kind or, if any deduction or withholding from any amount payable hereunder or under any other document or in connection herewith or therewith shall be legally required, such amount shall be increased by the Borrowers as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts payable under this paragraph) the Lender shall receive an amount equal to the amount it would have received had no such deductions or withholdings been required.
     Payments of principal, interest, fees, commissions and any other amounts payable to the Lender hereunder will be made to the Lender in lawful money of the United States of America, in immediately available funds in such account as the Lender may designate. All such payments by the Borrowers shall be without set-off, recoupment, defense, counterclaim, deduction or withholding. Payments shall be made under this Note not later than 11:00 a.m. (Denver time) on the day when due.
     2. Defaults and Remedies
     Upon the occurrence of an Event of Default, and as specifically provided in the Bridge Loan Agreement, the Lender has the right to declare all or any portion of this Note then outstanding to be immediately due and payable, without presentment, demand, protest or further notice of any kind. The Lender’s rights and remedies hereunder and under the Bridge Loan Agreement are subject to certain provisions of the Intercreditor Agreements, as more particularly set forth in the Credit Facility Documents.

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     3. Miscellaneous
     The provisions of this Note and of all agreements between each of the Borrowers and the Lender are hereby expressly limited so that in no contingency or event whatever shall the amount paid, or agreed to be paid, to the Lender for the use, forbearance, or detention of the money to be loaned hereunder exceed the maximum amount permissible under applicable law. If from any circumstance whatever, the performance or fulfillment of any provision hereof or of any other agreement between the Borrowers and the Lender shall, at the time performance or fulfillment of such provision is due, involve or purport to require any payment in excess of the limits prescribed by law, then the obligation to be performed or fulfilled is hereby reduced to the limit of such validity, and if from any circumstance whatever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, the amount which would be excessive interest shall be applied to the reduction of the principal balance owing hereunder and shall not be counted as interest.
     Except as provided hereunder, this Note may be extended and any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of each of the Borrowers and the Lender.
     The rights and obligations of the each of the parties to this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and permitted transferees of the parties. Neither of the Borrowers, nor the Lender shall assign, in whole or in part, any of its obligations under this Note without the prior written consent of the other party, which consent shall not be unreasonably withheld.
     The provisions of this Note shall be construed and interpreted, and all rights and obligations hereunder determined, in accordance with the laws of the State of Nevada. Each of the parties to this Note hereby agree to jurisdiction of the state and federal courts located in Reno, Nevada and Denver, Colorado.
[Signature Page to Follow]

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     IN WITNESS WHEREOF, the parties hereto have caused this Note to be signed in its name as of the date first above written.

BATTLE MOUNTAIN GOLD EXPLORATION CORP. as Borrower
By:	/s/ Mark D. Kucher
	Name:	Mark D. Kucher
	Title:	Chairman, Chief Executive Officer and President

BMGX (BARBADOS) CORPORATION as Borrower
By:	/s/ Mark D. Kucher
	Name:	Mark D. Kucher
	Title:	Chairman, Chief Executive Officer and President

SCHEDULE 1

Date of		Date of		Unpaid Principal
Advance	Amount of Advance	Payment	Payments of Principal	Outstanding